Exhibit 10.13

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated March 16, 2022 by and between Bumble Trading LLC, a Delaware limited company (the “Company”) and Anuradha Subramanian (“Executive”).

RECITALS:

WHEREAS, the Company currently employs Executive, with Executive serving as Chief Financial Officer of the Company pursuant to the Employment Agreement by and between the Company and Executive, dated August 14, 2020 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth in this Amendment; and

WHEREAS, the Company and Executive desire to enter into this Amendment, which, when taken together with the Employment Agreement embodies the terms of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

(1)
Defined Terms. Any capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such term in the Employment Agreement.
(2)
Amendment to Bonus. Section 3(b)(i) of the Employment Agreement shall be deleted in its entirety and replaced as follows:

“(b) Bonus.

(i) Beginning with fiscal year 2022, and for each fiscal year during the Employment Term, Executive shall be eligible to earn a cash bonus award (the “Bonus”), subject to the terms and conditions of the bonus plan established by the Company, as may be amended, updated or replaced from time to time, and based on the achievement of certain corporate performance objectives as approved by the Company in its sole discretion. Executive’s target bonus (the “Target Bonus”) for each fiscal year will be equal to 80% of the Base Salary for such year if target performance objectives are achieved for such year. In the event that the Company exceeds or fails to meet the corporate performance objectives in a given year, the Bonus shall be subject to increase or decrease as reasonably determined by the Company. Any Bonus earned under this Section 3(b)(i) shall be paid prior to March 15 of the year following the year to which the applicable performance period relates. No Bonus shall be payable in respect of any fiscal year (or other performance period) in which Executive’s employment is terminated, except to the extent provided in Section 5.”

(3) Employment Agreement in Full Effect. Except as expressly modified in this Amendment, the Employment Agreement remains in full effect.

(4) Entire Agreement; Amendments. This Amendment, together with the Employment Agreement (the “Amended Employment Agreement”), (including, without limitation, the schedules and exhibits attached hereto and thereto) contains the entire understanding of the parties with respect to the employment of Executive by any member of the Company Group, and supersedes all prior agreements and understandings (including, without limitation, the Offer Letter between Executive and the Company, dated as of July 21, 2020, and any verbal agreements or understandings) between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with the Company Group, with the exception of any applicable prior invention assignment or the protections that exist under the terms of any applicable long term incentive plan (or any earned compensation, including under any retirement or deferred compensation plans). In addition, if the Company Group is a party to one or more agreements with Executive related to the matters subject to Section 6 of the Employment Agreement or Section 7 of the Employment Agreement, such other agreement(s) (including, without limitation, the PIIA) shall remain in full force and effect and continue in addition to this Amendment, including, without limitation, any covenants pertaining to confidentiality, nondisclosure, non-competition, intellectual property, non-solicitation and non-disparagement applicable to Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth in the Amended Employment Agreement. This Amendment (including, without limitation, the exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(5) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUMBLE TRADING LLC

/s/ Laura Franco
By:	Laura Franco
Title:	Chief Legal and Compliance Officer

EXECUTIVE

/s/ Anuradha Subramanian
Anuradha Subramanian